Exhibit 10.17

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This COMPANY STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2023, by and among Drilling Tools International Holdings, Inc., a Delaware corporation (the “Company”), ROC Energy Acquisition Corp., a Delaware corporation (the “Acquiror”), and the undersigned stockholders of the Company who hold Subject Shares (each, a “Company Stockholder”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Company, Acquiror, and ROC Merger Sub Inc., a Delaware corporation (the “Merger Sub”), are concurrently herewith entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Acquiror; and

WHEREAS, each Company Stockholder is, as of the date of this Agreement, the sole legal owner of the number of (a) outstanding shares of common stock of the Company (“Company Common Stock”), (b) outstanding shares of preferred stock of the Company (the “Company Preferred Stock”), and (c) options to purchase shares of Company Common Stock (“Company Options”), in each case, set forth opposite such Company Stockholder’s name on Schedule A hereto, and such Company Stockholders do not own any other outstanding shares of Company capital stock or other securities convertible into or exercisable or exchangeable for any shares of Company capital stock, (such Company securities owned by the Company Stockholders, together with any additional shares of Company Commons Stock or other Company capital stock (including any securities convertible into or exercisable for Acquiror Common Stock or other capital stock), whether by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by such Company Stockholders after the date hereof and prior to the Termination Date being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition of, and material inducement for, their willingness to enter into the Merger Agreement, Acquiror and the Company have requested that each Company Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Company Stockholder

Each Company Stockholder hereby represents and warrants, severally and not jointly, to the Company and the Acquiror as follows:

1.1Organization and Standing; Authorization. Such Company Stockholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b)

if the Company Stockholder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware or other state of its formation, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Company Stockholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Company Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Company Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Sponsor, enforceable against such Company Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3Governmental Approvals. No consent of or with any Governmental Authority on the part of such Company Stockholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Stockholder of this Agreement or the consummation by such Company Stockholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Company Stockholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Company Stockholder will not (a) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents of such Company Stockholder, if and as applicable (collectively, the “Organizational Documents”), (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to such Company Stockholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Stockholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Company Stockholder under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Company Stockholder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Company Stockholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5Subject Shares. As of the date of this Agreement, such Company Stockholder has beneficial ownership of the Subject Shares set forth opposite such Company Stockholder’s name on Schedule A hereto, and all such Subject Shares are owned by such Company Stockholder free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of the Company or applicable federal or state securities laws. Other than the Subject Shares, such Company Stockholder does not legally own any Company Common Stock or any other Company capital stock or securities that are convertible into or exercisable or for Company Common Stock or other capital stock. Such Company Stockholder has the sole right to vote the Subject Shares, and, except for the Company’s Stockholders Agreement, none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Organizational Documents of the Acquiror.

1.6Merger Agreement. Such Company Stockholder understands and acknowledges that Acquiror and the Company are entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement. Such Company Stockholder has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

ARTICLE II

Representations and Warranties of Acquiror

Acquiror hereby represents and warrants to the Company Stockholders and the Company as follows:

2.1Organization and Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquiror is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2Authorization; Binding Agreement. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Acquiror and no other corporate proceedings on the part of

Acquiror are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Acquiror, subject to the Enforceability Exceptions.

2.3Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Acquiror is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by Acquiror of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Acquiror will not (a) conflict with or violate any provision of Organizational Documents of Acquiror, (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to Acquiror or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Acquiror under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Acquiror under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Acquiror, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Company Stockholders and Acquiror as follows:

3.1Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and stockholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, order or required consent or approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the

Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Company Stockholders

Each Company Stockholder covenants and agrees with the Company and the Acquiror during the term of this Agreement as follows:

4.1Agreement to Vote.

(a)In Favor of Merger. At any meeting of the stockholders of the Company called to seek the Company Requisite Approval, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Ancillary Agreements, the Merger, or any other Transactions is sought, each Company Stockholder shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Company Requisite Approval or, if there are insufficient votes in favor of granting the Company Requisite Approval, in favor of the adjournment such meeting of the stockholders of Company to a later date but not past the Termination Date.

(b)Against Other Transactions. At any meeting of stockholders of the Company or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which such Company Stockholder’s vote, consent or other approval is sought, such Company Stockholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or any public offering of any shares of the Company, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Proposal relating to the Company, and (iii) other than any amendment to Organizational Documents of the Company expressly permitted under the terms of the Merger Agreement, any amendment of Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or any other Ancillary Agreement, the Merger, or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital.

(c)Revoke Other Proxies. Such Company Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of the Company.

4.2No Transfer. Other than (1) pursuant to this Agreement, (2) upon the consent of  Aquiror or (3) to an Affiliate of such Company Stockholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and Acquiror, agreeing to be bound by this Agreement to the same extent as such Company Stockholder was with respect to such transferred Subject Shares), such Company Stockholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of the Company, (iii) take any action that would make any representation or warranty of such Company Stockholder herein untrue or incorrect, or have the effect of preventing or disabling such Company Stockholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Company Stockholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Company Stockholder agrees with, and covenants to, Acquiror and the Company that such Company Stockholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3No Solicitation.  Prior to the Termination Date, each Company Stockholder agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal in their capacity as such, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the Acquiror, the Company, Merger Sub, the Company’s and Acquiror’s Affiliates and their respective Representatives) any nonpublic information relating to the Company or its Subsidiaries, in connection with any Acquisition Proposal, (iii) approve or recommend, or make any public statement approving or recommending an Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or similar agreement providing for an Acquisition Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of the Company capital stock intending to facilitate any Acquisition Proposal or cause any holder of shares of Company capital stock not to vote to adopt the Merger Agreement and approve the Merger and the other Transactions, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal or (vii) otherwise resolve or agree to do any of the foregoing.  Each Company Stockholder shall promptly (and in any event within 48 hours) notify Acquiror after receipt by such Company Stockholder of any Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company or its Subsidiaries by any Person who has made or would reasonably be expected to make an Acquisition Proposal.  Thereafter, such Company Stockholder shall keep the Acquiror reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer.  Each Company Stockholder agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Company Stockholder or its Representatives with any parties conducted prior to the date hereof with respect to any Acquisition Proposal.  Notwithstanding anything contained herein to the contrary, (i) no Company Stockholder shall be responsible for the actions of the Company or its board of directors (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 4.3, (ii) no Company Stockholder makes any representations or warranties with respect to the action of any of the Company Related Parties and (iii) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach of this Section 4.3 (for the avoidance of doubt, it being understood the each Company Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 4.3).

4.4Waiver of Appraisal and Dissenters’ Rights. Such Company Stockholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the Merger and the Merger Agreement.

4.5New Shares. In the event that prior to the Closing (i) any shares of Acquiror capital stock or other securities of Aquiror are issued or otherwise distributed to such Company Stockholder pursuant to any stock dividend or distribution, or any change in any of the Acquiror shares of capital stock by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) such Company Stockholder acquires legal or beneficial ownership of any Acquiror shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Company Stockholder acquires the right to vote or share in the voting of any Acquiror shares of capital stock after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

ARTICLE V

Additional Agreements of the Parties

5.1Company Stockholder Release. Each Company Stockholder on its own behalf, and each of its and their successors, assigns and executors (each, a “Stockholder Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, Acquiror, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties the Company, Acquiror or any of their respective Subsidiaries has prior to the Effective Time to such Stockholder Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Stockholder Releasor has prior to the Effective Time, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 5.1 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Merger Agreement, the Ancillary Agreements, or the Company’s Organizational Documents, (ii) for indemnification or contribution, in any Stockholder Releasor’s capacity as an officer or director of the Company or any of its Subsidiaries, (iii) arising under any then-existing insurance policy of the Company or any of its Subsidiaries, (iv) rights relating to compensation in connection with the Stockholder Releasor’s employment, including any benefits as an employee (including unpaid vacation and unreimbursed business expenses) and any rights set forth under any written employment agreement, or (v) for any claim for Fraud.

5.2Termination. This Agreement shall terminate upon the earliest of (i) the Merger Effective Time (provided, however, that upon such termination, Section 4.3, Section 5.1, Section 5.2, and Article VI shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its Willful Breach of this Agreement prior to such termination.

5.3Further Assurances. Each Company Stockholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Ancillary Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the DGCL) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE VI

General Provisions

6.1Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Acquiror in accordance with Section 11.02 of the Merger Agreement and to such Company Stockholder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.2Disclosure.  Each of the Company Stockholders authorizes Acquiror and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Company Stockholder’s identity and ownership of the Subject Shares and the nature of the Company Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure Acquiror and the Company have provided the Company Stockholder with an opportunity to review and comment on such announcement or disclosure, which comments Acquiror and the Company will consider in good faith.

6.3Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

6.4Miscellaneous. The provisions of Article XI of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ROC ENERGY ACQUISITON CORP.

Signature:	/s/ Daniel Jeffrey Kimes
Name:	Daniel Jeffrey Kimes
Title:	Chief Executive Officer

[Signature Page to Company Stockholder Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

Signature:	/s/ Wayne Prejean
Name:	Wayne Prejean
Title:	President and Chief Executive Officer

[Signature Page to Company Stockholder Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

COMPANY STOCKHOLDERS:

HHEP-Directional, LP

By: HHEP Directional GP, L.P., its general partner

By: HH Directional LLC, its general partner

Signature:	/s/ Thomas Q. Hicks
Name:	Thomas Hicks
Title:	Sole Member

[Signature Page to Company Stockholder Support Agreement]

Schedule A

[Omitted]

Sch. A-1